[CHAPMAN AND CUTLER LLP LETTERHEAD]

November 27, 2009

Nuveen Managed Accounts Portfolios Trust

333 West Wacker Drive

Chicago, Illinois 60606-1286

Re:	Nuveen Managed Accounts Portfolios Trust

Ladies and Gentlemen:

We have served as counsel for the Nuveen Managed Accounts Portfolios Trust (the “Fund”), which offers and sells shares of various classes of its series (the “Shares”), International Income Managed Accounts Portfolio and Enhanced Multi-Strategy Income Managed Accounts Portfolio in the manner and on the terms set forth in Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A filed on November 27, 2009 (the “Amendment”) with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Bingham McCutchen LLP issued to the Fund or counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Fund’s Declaration of Trust dated November 14, 2006, the Fund’s By-Laws and the Fund’s Amended Establishment and Designation of Series of Shares of Beneficial Interest, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so issued and sold, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-140967) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP